Exhibit 10.27

NORDSTROM
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

2024 Restatement
As Adopted on December 22, 2024

ARTICLE I.
TITLE, PURPOSE AND EFFECTIVE DATE
1.01Title. This plan shall be known as the Nordstrom Supplemental Executive Retirement Plan, and any reference in this instrument to the “Plan” or “SERP” shall include the plan as described herein and as amended from time to time.
1.02Purpose. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of Nordstrom, Inc., a Washington corporation (“Company”), and its U.S. subsidiaries and affiliates, within the meaning of Section 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Plan is an unfunded, nonqualified plan that is not intended to satisfy the qualification requirements set forth in Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”). The benefits provided to a Participant under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
1.03Effective Date. The Plan was originally effective as of July 18, 1988. The Plan has been subsequently amended on a number of occasions in order to provide a number of Plan design changes, to make changes in Plan administration and to otherwise clarify certain Plan provisions. The Plan was also previously amended to comply with Section 409A of the Code. For the period from January 1, 2005 to December 31, 2008, the Plan observed operational compliance with Section 409A of the Code, in accordance with transitional guidance issued by the Internal Revenue Service. This 2024 Restatement is effective as of December 22, 2024.
ARTICLE II.
ELIGIBILITY AND PARTICIPATION
2.01 Eligibility. Eligibility for this Plan shall be limited to Executives as that term is defined herein.
(a)Executive Defined. For purposes of this Plan, the term “Executive” means the officers of Company and any other management or highly compensated employee of the Company or a U.S. subsidiary or affiliate, who has been specifically designated by the Plan Administrator as eligible to become a Participant in this Plan. When designating such individual as an “Executive,” the Plan Administrator shall have the discretion to categorize Executives as any one of the following:
(i)1999 Plan Executives. A “1999 Plan Executive” is any Executive who, as of January 1, 2003, was both: (1) designated as eligible under the Plan (either because he or she was a corporate officer or as a result of the Company’s Board of Directors or Board Committee designation), and (2) eligible for, or within one year of being eligible for, Early Retirement under the Plan.
(ii)Transition Plan Executives. A “Transition Plan Executive” is any Executive who, as of January 1, 2003, met all of the following requirements: (1) was designated as eligible under the Plan (either because he or she was a corporate officer or as a result of the Company’s Board of Directors or Board Committee designation), (2) had more than 15 Years of Credited Service under the Plan, (3) was not eligible for, and was not within one year of being eligible for, Early Retirement under the Plan, and (4) was not specifically designated as a Tier I or Tier II Executive.
(iii)Tier I Executives. A “Tier I Executive” is any Executive designated by the Plan Administrator as a Tier I Executive and who is not a 1999 Plan Executive or a Transition Plan Executive.
(iv)Tier II Executives. A “Tier II Executive” is any Executive designated by the Plan Administrator as a Tier II Executive and who is not a 1999 Plan Executive or a Transition Plan Executive.

(v)Change in Designation. The Plan Administrator shall have the discretion and authority to change an Executive’s designation, provided that the time and form of payment of a benefit under this Plan shall be determined based on the Executive’s category when he or she was first designated as eligible for this Plan.
(b)Revocation of Designation. Notwithstanding the foregoing, the Plan Administrator may, in its sole and exclusive discretion, revoke an employee’s designation as an Executive hereunder at any time. An Executive whose designation has been revoked shall be entitled to only those benefits, if any, which have vested as of the date of revocation, and the revocation shall not change the time or form of payment of vested benefits.
(c)Certain Executive Transfers. An Executive who experiences a change in his or her employment status (other than separation from active employment) such that he or she no longer qualifies as an Executive, shall continue to be considered an eligible Executive solely for purposes of determining whether the Executive has separated from active employment (including for purposes of determining eligibility for Early Retirement under 3.06), but shall not accrue any additional benefits and shall not receive benefit credit for such service except unless otherwise determined by the Plan Administrator.
2.02 Participation. An Executive becomes a “Participant” in the Plan, when such Executive retires under 2.02(a), with the appropriate approval under 2.02(b) and 2.02(c), as follows:
(a)“Retirement” Defined. An Executive retires under the terms of the Plan when such Executive separates from active employment with the Company and each and every subsidiary and affiliate of the Company, on or after a retirement date specified in this section. For purposes of this Plan, an Executive separates from active employment on the date when the Company and the Executive reasonably anticipate that the Executive’s level of bona fide services will be permanently reduced to 49 percent or less of the level of bona fide services performed during the immediately preceding period of 36 consecutive months. An Executive’s transfer to a subsidiary or affiliate of the Company shall not, by itself, constitute a separation from active employment for purposes of this section. For purposes of the Plan, the Retirement Dates are:
(i)Normal Retirement Date. The Executive’s Normal Retirement Date shall be (a) a 1999 Plan Executive’s sixtieth (60th) birthday, (b) a Transition Plan Executive’s fifty-fifth (55th) birthday, or (c) a Tier I or Tier II Executive’s fifty-eighth (58th) birthday.
(ii)Early Retirement Date. The Executive’s Early Retirement Date shall be the date that the Executive has both:
(1)completed at least ten (10) Years of Credited Service (as defined under 3.01(a)); and
(2)in the case of a 1999 Plan Executive, attained age 50, or in the case of a Tier I, Tier II or Transition Plan Executive, attained age 53.
(iii)Disability Retirement Date. The Executive’s Disability Retirement Date shall be the date on which: (1) a 1999 Plan Executive becomes eligible for unreduced Early Retirement Benefits under Section 3.06, provided that the Executive continues to be permanently Disabled on such date, or (2) a Tier I, Tier II or Transition Plan Executive becomes eligible for Normal Retirement Benefits under 3.05, provided that the Executive continues to be permanently Disabled through his or her Normal Retirement Date.
(b)Plan Administrator Approval for Early Retirement. An Executive who separates from active employment on or after his or her Early Retirement Date (but prior to Normal Retirement Date) must receive the consent and approval of the Plan Administrator for such early retirement. If the Executive elects to separate from active employment without Plan Administrator approval of early retirement, the Executive’s entire benefit under the Plan shall be forfeited.
2.03 Disability. An Executive who becomes Disabled while employed by the Company or a U.S. subsidiary or affiliate shall be deemed to be an Executive in active service with the Company or such subsidiary or affiliate during the period of such Disability and shall continue to accrue Years of Credited Service for such period whether or not such Executive actually performs services for the Company or such subsidiary or affiliate during such period; provided, however, that accrual of service under this section shall cease upon the earlier of the Disabled Executive’s: (i) recovering from such Disability; or (ii) Disability Retirement Date. An Executive who recovers from such Disability, but who does not thereafter return to active service with the Company or a U.S. subsidiary or affiliate shall be treated as though he or she terminated employment prior to reaching a Retirement Date and his or her Plan benefit shall be forfeited. For purposes of the Plan, “Disability” or “Disabled” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months; provided that, to the extent required to comply with Code Section 409A, “Disability” shall have the meaning provided in Code Section 409A.
2.04 Leave of Absence. The Plan Administrator shall determine, on an individual basis and in its sole and absolute discretion, the treatment under the Plan of an Executive who takes an unapproved leave of absence for reasons other than Disability, provided that the time or form of payment of benefits set forth in this Plan may not be changed solely because of the Executive’s leave of absence. If an Executive is on an approved leave of absence for reasons other than Disability, the employment relationship will be treated as continuing for the entire period of the approved leave.
ARTICLE III.
BENEFITS
3.01 Retirement Benefit. An Executive’s “Retirement Benefit” shall mean the benefit payable to the Executive as a Participant, pursuant to this Article III, expressed and payable as a monthly benefit in the form of a 50% Joint and Survivor Annuity, commencing on the Retirement Date. An Executive’s Retirement Benefit depends on the Executive’s eligibility category as designated by the Company’s Board of Directors or Board Committee as a 1999 Plan Executive, Transition Plan Executive, Tier I Executive, or Tier II Executive, with the following provisions and definitions applying to each of those categories:
(a)Year of Credited Service. A “Year of Credited Service” shall have the same meaning as “Years of Vesting Service” under the Nordstrom 401(k) Plan (and any predecessor or successor thereto) (“401(k) Plan”). Service with a subsidiary or affiliate of the Company shall not be considered “Credited Service” unless the Plan Administrator specifically agrees to credit such service. In addition, Years of Credited Service may be granted by the Plan Administrator under 4.05. In no case, however, will more than twenty-five (25) Years of Credited Service be counted for any purpose under the Plan.
(b)Final Average Compensation. For purposes of this Plan, “Final Average Compensation” shall mean the monthly compensation resulting from the average of the highest thirty-six (36) months of the Executive’s Covered Compensation, measured over the Averaging Period:
(i)Covered Compensation. For purposes of determining an Executive’s Final Average Compensation, “Covered Compensation” shall include base salary and the actual cash bonus paid under the Company’s (or a subsidiary or affiliate’s) broad-based and/or executive management bonus plan for the fiscal year. Covered Compensation shall not include any other items of remuneration such as reimbursements, allowances, fringe benefits, spot bonuses, sign-on bonuses, and amounts realized from the exercise of stock options or when other forms of equity compensation or awards vest, regardless of whether such amounts are included in the taxable income of the Executive. Except as otherwise determined pursuant to Section 2.01(c), Covered Compensation shall not include any remuneration received during any period when the Participant did not qualify as an Executive.
(ii)Averaging Period. The Executive’s “Averaging Period” shall be the longer of: (a) the final sixty (60) months of the Executive’s employment; or (b) the entire period of service (measured in months) after either (1) a 1999 Plan Executive’s fiftieth (50th) birthday, or (2) a Transition Plan or Tier I or II Executive’s fifty-third (53rd) birthday. Except as otherwise determined pursuant to Section 2.01(c), periods of employment during which the Participant did not qualify as an Executive shall not be considered for purposes of determining the Averaging Period.
(c)Maximum Retirement Benefit. Notwithstanding anything in the Plan to the contrary, including but not necessarily limited to this Article III, the Retirement Benefit payable to an Executive under this Plan shall at no time exceed $58,333.33 per month.
3.02 Tier I Executive Retirement Benefit. A Tier I Executive’s Retirement Benefit shall be equal to one and six-tenths percent (1.6%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service.

3.03 Tier II Executive Retirement Benefit. A Tier II Executive’s Retirement Benefit shall be equal to eight-tenths percent (0.8%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service.
3.04 1999 and Transition Plan Executive Retirement Benefit. A 1999 Plan Executive’s Retirement Benefit and a Transition Plan Executive’s Retirement Benefit shall be equal to two and four-tenths percent (2.4%) of such Executive’s Final Average Compensation, multiplied by the Executive’s Years of Credited Service, but reduced by the Executive’s Annuity Value of 401(k) Plan, determined as follows:
(a)Annuity Value of 401(k) Plan. The Executive’s Annuity Value of 401(k) Plan means the actuarially equivalent monthly amount of the Executive’s Company contribution account balances as of the date such Executive retires, if the account balances were paid in the form of a 50% Joint and Survivor Annuity, as follows:
(i)401(k) Plan. Company-provided 401(k) Plan and matching contributions (and income thereon) under the 401(k) Plan; plus
(ii)Other Qualified Plans. The amount of any Company-provided benefits to the Executive under any other qualified plan of the Company or its subsidiaries or affiliates; plus
(iii)Distributions. The amount of any previous withdrawals or other distributions of any type (regardless of the payee) from the previously described plans (without adjustment for imputed earnings for any period following the actual date of withdrawal or distribution), other than (1) distributions of life insurance policies from the 401(k) Plan; and (2) the excess (if any) of premiums paid with respect to life insurance policies prior to such date over the cash surrender value used in computing the account balances in the 401(k) Plan as of such date expressed and payable as a monthly benefit commencing on the applicable payment date in the form of a 50% Joint and Survivor Annuity.
(b)50% Joint and Survivor Annuity. For purposes of determining the reductions under Section 3.04(a), a 50% Joint and Survivor Annuity means the annuity defined in Section 5.02, with the following modifications to take into account the determination of such annuity value upon the Participant’s (as opposed to the Beneficiary’s) commencement of benefits under the Plan:
(i)Beneficiary. A Participant’s joint annuitant in this context is the individual who would be considered the Participant’s Beneficiary under Section 5.02(a) (for purposes of the Plan’s pre-retirement survivor annuity) on the date the Participant retires. In the event that there is no Beneficiary on such date, the survivor annuity shall be calculated as though the Participant had a Beneficiary of the same age as the Participant.
(ii)Actuarial Equivalent. The Actuarial Equivalent used for this section shall be the same as that defined and used pursuant to Section 5.02(b), except that the interest rate used shall be the IRS Long Term Applicable Federal Rate (AFR) stated for the month prior to the month in which the Executive retires.
3.05 Normal Retirement Benefits. An Executive who retires on or after Normal Retirement Date shall be entitled to a Retirement Benefit under either 3.02, 3.03 or 3.04 (as appropriate) determined as of the actual date the Executive retires.
3.06 Early Retirement Benefits. Subject to 3.06(c), an Executive who retires (with the consent and approval of the Plan Administrator) on or after his or her Early Retirement Date but before his Normal Retirement Date shall be entitled to an Early Retirement Benefit as follows:
(a)Retirement Benefit. The Executive’s Retirement Benefit under 3.02, 3.03 or 3.04 (as appropriate) determined on the actual date the Executive retires, reduced by the Early Retirement Reduction Factor.
(b)Early Retirement Reduction Factor.
(i)1999 Plan Executives.    For 1999 Plan Executives, three percent (3%) for each year the sum of the Participant’s age and Years of Credited Service is less than 75.
(ii)Transition Plan Executives. For Transition Plan Executives, twelve and one-half percent (12.5%) for each year prior to the Executive’s Normal Retirement Date, with such reduction percentage to be prorated for any applicable fraction of a year, based on the number of full months worked in such year.

(iii)Tiers I and II Executives. For any Tier I or Tier II Executive, ten percent (10%) for each year prior to the Executive’s Normal Retirement Date, with such reduction percentage to be prorated for any applicable fraction of a year, based on the number of full months worked in such year.
(c)Transition Plan Executives. If a Transition Plan Executive's Early Retirement Benefit calculated as though they were a Tier I Executive (under 3.02 and 3.06(b)(iii)), is greater than the Early Retirement Benefit calculated as a Transition Plan Executive (under 3.04 and 3.06(b)(ii)), then such Transition Plan Executive shall be entitled to receive such greater Early Retirement Benefit calculated as though they were a Tier I Executive.
3.07 Deferred Retirement Benefits. An Executive who retires after his or her Normal Retirement Date shall be entitled to a Deferred Retirement Benefit equal to his or her Normal Retirement Benefit, but increased with interest for each Year of Post-Normal Retirement Date Service, up to a maximum of ten (10) Years of Post-Normal Retirement Date Service. For Executives who have not retired as of August 8, 2014, a Year of Post-Normal Retirement Date Service means the period of twelve (12) consecutive full months beginning with the Participant’s Normal Retirement Date, and each successive period of twelve (12) consecutive full months, prior to the Participant’s date of Retirement (as defined in 2.02(a)). Partial Years of Post-Normal Retirement Date Service shall be disregarded. An interest rate of five percent (5%) per Year of Post-Normal Retirement Date Service, compounded annually, shall be used to calculate the increase under this section.
3.08 Disability Retirement Benefits. A Disabled Executive continuing to accrue service credit under Section 2.03 shall be treated, for purposes of the Plan, as an active Executive for such period, and the Retirement Benefit under this Article III shall be determined as of such Disabled Executive’s Disability Retirement Date. A Disabled Executive may not receive Retirement Benefits prior to the Disability Retirement Date, even if, for example, the Executive qualifies for Early Retirement before his or her Disability Retirement Date. In addition, a Disabled Executive who receives Retirement Benefits while also receiving long-term disability or other disability income benefits pursuant to any other Company-sponsored (or subsidiary- or affiliate-sponsored) plan, fund or program that covers a substantial number of employees (excluding disability income paid by Social Security), shall have the monthly Retirement Benefit payable under this Plan reduced (but not below zero) by the monthly benefit actually paid or payable under such other plan. The amount by which the disability retirement benefit is reduced due to other payments shall be permanently forfeited.
3.09 Death Benefit. The Death Benefit under this Plan, whether payable before or after Retirement, shall consist solely of a survivor annuity, payable for the life of the Beneficiary (if any), as described in Article V.
3.10 Payment of Benefits. The following shall apply to the payment of benefits:
(a) Payment Commencement.
(i)General Rule. Payment of benefits shall commence within 90 days after the date the Executive retires. The Participant may not designate the taxable year in which payments will begin.
(ii)Specified Employees. If the Executive is a Specified Employee, in order to comply with Code Section 409A, payments during the six-month period beginning on the Retirement Date shall be suspended. The first payment after expiration of the six-month waiting period shall include all periodic payments that were suspended during the six-month waiting period. For purposes of the Plan, “Specified Employee” means, as of any date, a “specified employee” as defined in Code Section 409A (as determined under the Company’s procedure for determining specified employees as of such date).
(b)Timing of Payment. Periodic payments of benefits shall be paid in equal amounts on each of the Company’s regular payroll dates in accordance with the Company’s payroll policy then in effect.
(c)Withholding.
(i)Income Tax and Other Withholding. The Company shall withhold from any and all benefit payments made under the Plan, all federal, state and local income taxes the Company reasonably determines are required to be withheld in connection with the benefits hereunder, and any other amounts due, owing and unpaid by the Participant to the Company or a subsidiary or affiliate, to be determined in the sole discretion of the Company. In the event the amounts to be withheld under this paragraph exceed the amount of benefits currently payable, the Participant shall be required to pay to the Company an amount necessary to meet such obligations.
(ii)Employment Taxes. At the time of Retirement, the Company shall calculate the employment taxes (i.e., Social Security and Medicare taxes) due on the Participant's benefit under the Plan. Employment taxes shall be remitted to the appropriate taxing authority in accordance with applicable federal and state tax regulations. The Company may, but is not required to, pay the Participant’s share of the employment taxes on behalf of the Participant.
ARTICLE IV.
RIGHTS OF PARTICIPANTS IN THE PLAN
4.01 Vesting. Except as otherwise provided in this Section and elsewhere in Article IV and Section 6.02, no Executive, Participant or Beneficiary shall have any vested interest in any Plan benefits. The Benefits in which such Participant or Beneficiary has a vested interest under this Section (subject to forfeiture in 4.02) shall be determined as follows:
(a)Years in Position. In addition to the other requirements of this Section 4.01, a Participant must have been a designated Tier II Executive under the Plan for a period of at least seven Years of Credited Service in order to become vested in a benefit under this Plan.
(b)Early Retirement. A Participant entitled to Early Retirement Benefits under Section 3.06 shall have a vested interest in such benefits after the Plan Administrator consents to and approves the Participant’s Early Retirement Date.
(c)Normal Retirement. A Participant entitled to Normal Retirement benefits under Section 3.05 shall have a vested interest in Normal Retirement benefits on the Participant’s Normal Retirement Date.
(d)Deferred Retirement. An Executive who retires after Normal Retirement Date shall have a vested interest in Retirement Benefits granted under Section 3.05 on the Participant’s Normal Retirement Date, and shall have a vested interest in the additional benefits under Section 3.07 on such Participant’s deferred retirement date.
(e)Death Benefit. The Beneficiary of a Participant who is entitled to a survivor annuity under Article V shall have a vested interest in any applicable survivor annuity which is actually payable in accordance with the terms of Article V, on and after the date of the Participant’s death.
4.02 Exceptions to Vesting.    Notwithstanding any other provision of this Plan, an Executive’s benefit shall be forfeited in the following situations:
(a)Tier II Executives. No benefits shall be paid to a Tier II Executive who terminates employment with less than seven Years of Credited Service as a designated Tier II Executive under the Plan.
(b)Suicide or Self-Inflicted Injury. No benefits shall be paid to an Executive or to any Beneficiary of such Executive as a result of suicide or self-inflicted injury by the Executive within three (3) years after such Executive becomes an “Executive” under the Plan.
(c)Termination for Cause. If an Executive is terminated for “cause” or if an Executive is found by the Plan Administrator at any time to have engaged in any acts as would have constituted “cause” for termination, the Executive and any Beneficiary of the Executive shall immediately forfeit any and all rights to benefits under this Plan. Accordingly, any benefits in pay status shall cease immediately, and no future benefits shall be payable to the Executive or to his or her Beneficiary. For purposes of this Plan, “cause” shall mean (i) the Executive’s conviction of, or plea of guilty or no contest to, (A) any felony (or its international equivalent) or (B) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary or affiliate, (ii) an act of personal dishonesty or disloyalty in the course of fulfilling the Executive’s duties to the Company or a subsidiary or affiliate, or an act of fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any subsidiary or affiliate, (iii) the Executive’s deliberate and continued failure to perform substantially such Executive’s material duties to the Company or a subsidiary or affiliate, (iv) a material violation of the written policies of the Company or its subsidiaries and affiliates, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or its subsidiaries and affiliates, (v) the Executive’s engagement in willful misconduct in connection with the Executive’s employment or services with the Company or its subsidiaries and affiliates, which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any subsidiary or affiliate, and (vi) breach of any restrictive covenants applicable to the Executive as a result of any agreement with the Company or any subsidiary or affiliate or any policy or plan maintained by the Company or any subsidiary or affiliate. The Plan Administrator shall have the sole discretion to determine whether the Executive has engaged in any acts that constitute “cause” for termination.
(d)Cessation of Benefits for Competition. Benefits currently in pay status to a Participant shall cease, and no further benefits shall be payable, to the Participant (or Beneficiary) to the extent the Participant competes, directly or indirectly, with the Company. For purposes of this Plan, “competing, directly or indirectly, with the Company” shall mean (without limitation) a determination, in the sole discretion of the Plan Administrator, of any of the following: (i) engaging in the operation of any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates, (ii) holding an interest, either directly or indirectly, as owner, director, officer, employee, partner, shareholder (other than as the owner of less than two percent (2%) of the outstanding stock of a publicly owned company), in any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates; or (iii) investing capital in, lending money or property to or rendering services to any type of business or enterprise in any way competitive with the business of the Company or its subsidiaries or affiliates. In the event of a dispute as to the application of this paragraph, the Plan Administrator may waive or modify its right to discontinue payment to any Participant or to any Beneficiary of such Participant by written agreement.
4.03 Application of Clawback Policy. In the event the Company or a subsidiary or affiliate is required to recoup compensation from a Participant under its clawback policy, and such recoupment results in a reduction in the Participant’s Final Average Compensation, the Participant’s benefit shall be recalculated, and the Participant’s future payments shall be adjusted automatically beginning with the first payment after the recalculation is completed. To the extent that the Participant has already received payments under the Plan and those payments are greater than the recalculated benefit (i.e., an overpayment), the Plan Administrator shall recover the overpayment by reducing the next payment due under the Plan (but not below zero) and applying it to the overpayment. To the extent that there continues to be an overpayment after reduction of the first recalculated payment, each successive payment shall be reduced (but not below zero) and the reduction shall be applied to the overpayment until the overpayment has been repaid in full. Once the overpayment has been repaid in full, the Participant shall receive the recalculated benefit as if the recalculated benefit had been the initial benefit calculated under the Plan. The provisions of this section for recovery of overpayments shall also apply to the Beneficiary of a Participant after the Participant’s death.
4.04 Rights in Plan are Unfunded and Unsecured. The Company’s obligation under the Plan shall in every case be an unfunded and unsecured promise to pay. A Participant’s right to Plan distributions shall be no greater than the rights of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be general assets of the Company, and such assets, as well as any assets set aside in a grantor trust, shall be subject to the claims of its general creditors in the event of the Company’s insolvency.
4.05 Discretion to Grant Years of Service or Increase Age. If circumstances warrant, and it is decided it is in the best interests of the Company, the Plan Administrator shall have the authority and discretion to grant to certain individuals additional Years of Credited Service or to treat such individuals as having attained a certain age for purposes of this Plan, provided, however, that no such action may alter the time or form of payment of Plan benefits. Such circumstances may include (a) providing Executives with a recruiting incentive, or (b) such other circumstances that the Plan Administrator deems appropriate. The Plan Administrator may condition the receipt of such additional benefits (to which the Executive is not otherwise entitled) on the Participant’s execution of an election of increased benefits under this Plan and a general release of all claims. The Plan Administrator’s granting of Years of Credited Service and/or treating the Executive as attaining a certain age may affect the amount of the Executive’s benefit under this Plan, but shall not alter, and shall not be construed as altering, the Executive’s actual age or years of service under any other plan of the Company or a subsidiary or affiliate or for purposes of determining the time or form of payment under this Plan.
ARTICLE V.
DEATH BENEFITS
5.01 Death Benefit Payable. Each Executive’s Retirement Benefit is expressed and payable as a monthly benefit in the form of a 50% Joint and Survivor Annuity under this Plan. Accordingly, the sole death benefit payable under this Plan on behalf of an Executive or a Participant is as follows:
(a)Pre-Retirement Death Benefit. If a Participant dies while actively employed as an Executive, a pre-retirement death benefit shall be payable under the Plan upon the death of the Executive. The pre-retirement death benefit shall be a Survivor Annuity payable for the life of the Executive’s Beneficiary, calculated as though the Executive had retired as a Participant and had begun receiving Early, Normal or Deferred Retirement Benefits under the Plan based on his or her actual age and Years of Credited Service on the day before his or her death. The periodic payment to the Beneficiary is 50% of the periodic payment that would have been paid to the Executive if the Executive had not died prior to Retirement. If the Executive dies before reaching a Retirement Date under the Plan, the survivor annuity shall commence on the earliest date the Executive would have been eligible to retire under the Plan.
(b)Post-Retirement Death Benefit. The Post-Retirement Death Benefit payable on behalf of a Participant shall be a 50% Survivor Annuity payable for the life of the Participant’s Beneficiary, based on the actual Retirement Benefit the Participant was receiving at the time of his or her death, calculated in accordance with the provisions of Section 5.02.
5.02 50% Joint and Survivor Annuity. A 50% Joint and Survivor Annuity means an annuity for the life of the Participant and, after his or her death, a survivor annuity for the life of the Participant’s Beneficiary in an amount that is fifty percent (50%) of the original annuity amount paid to the Participant; provided, however, that if the Beneficiary is more than five years younger than the Participant, such survivor annuity will be calculated so that it is the Actuarial Equivalent of the 50% survivor annuity for a Beneficiary five years younger than the Participant.
(a)Beneficiary. A Participant’s Beneficiary is the individual to whom the Participant is legally married or the Participant’s “registered domestic partner” on the date of the Participant’s death. For this purpose, the term “registered domestic partner” has the same meaning as is used for benefit coverage purposes under the Nordstrom Welfare Benefit Plan; provided, however, that the Plan Administrator may, in its discretion, substitute a less restrictive definition than is used in the Nordstrom Welfare Benefit Plan.

(b)Actuarial Equivalent. The Plan Administrator shall have the authority to periodically determine and change the appropriate factors used to determine Actuarial Equivalence under the Plan. As of the Effective Date of this Restatement, the mortality table shall be the 1983 Group Annuity Mortality Table for males (GAM 83) and the interest rate shall be the IRS Long Term Applicable Federal Rate (AFR) stated for the month of the Executive’s death.
5.03 Acknowledgment. The Plan Administrator shall have the discretion to determine the identity of any Beneficiary, and no person shall have a right to any death benefit under this Plan in the absence of a determination that he or she is the Beneficiary of the Executive or Participant.
5.04 Surviving Beneficiary. For purposes of determining whether the Beneficiary predeceases the Executive, the individual is considered to survive the Executive if such Beneficiary is alive seven (7) days after the date of the Executive’s death.
5.05 Doubt as to Beneficiary. If there is doubt as to the proper individual to receive payments pursuant to this Plan, the Plan Administrator shall have the right to direct the Company to withhold such payments until the matter is resolved.
5.06 Correction of Erroneous Payments and Overpayments. If payment is made under the Plan to any individual or estate to whom no payment should have been made or the amount paid to an individual or estate exceeds the amount to which such individual or estate is entitled under the Plan, the Company shall have an equitable lien on the erroneous payment or the overpayment. The Company, acting through its

Compensation Department or successor department, may correct the erroneous payment or the overpayment using any one or a combination of the following methods: (a) the Company may offset, set off, or obtain restitution of all or any part of future payments from the Plan to the individual or any individual claiming benefits through such individual until the erroneous payment or the overpayment is entirely recouped by the Company; and (b) the Company may request the individual (or any individual claiming through such individual) or estate to repay to the Company the amount of the erroneous payment or the overpayment and, if repayment is not made voluntarily, take any action deemed by the Company to be reasonable and necessary to compel repayment, including, but not limited to, instituting legal proceedings against the individuals or estate (and shall have the right to recover attorney’s fees and other costs incurred with respect to such recovery or repayment).
ARTICLE VI.
TERMINATION, AMENDMENT OR MODIFICATION OF THE PLAN
6.01 Plan Amendments and Termination. The Compensation, People and Culture Committee of the Company’s Board of Directors, or its successor (“CPCC”) has the authority to approve and adopt amendments to the Plan and to terminate the Plan. Except as provided in 6.02, such amendment may modify or eliminate any benefit hereunder other than a benefit that is in pay status, or the vested portion of a Retirement Benefit that is not in pay status. The Company’s senior executive with responsibility for Human Resources (“CHRO”) has the authority to approve and adopt non-material, technical, legal compliance and/or administrative amendments to the Plan. The Company’s CHRO shall notify the CPCC of any amendment adopted under this provision. If the Plan is terminated, benefit payments may be accelerated only to the extent permitted under Code Section 409A.
6.02 Change of Control – Protected Benefits. In the event of a Change of Control (as defined in paragraph (c) below), the following additional provisions shall apply.
(a)No Amendment or Termination. No amendment or termination of the Plan can occur that would reduce or otherwise eliminate the monthly benefit payable under the Plan to any person with respect to a Participant who retired prior to such Change of Control, nor shall any Plan amendment reduce the benefit to be paid with respect to an Executive who has not retired below the amount which such Executive has accrued and would have received upon reaching Normal Retirement Date had he or she retired the day before such Change of Control (the “Change of Control Benefit”).
(b)Full Vesting in Accrued Benefit. Upon the occurrence of a Change of Control, each active Executive shall be fully vested in his or her Change of Control Benefit under this Plan through the date of the Change of Control; in the event of termination of employment after a Change of Control and before the Executive’s Normal Retirement Date, the terminated Executive shall receive a reduced Early Retirement benefit commencing on his or her Early Retirement Date (with reductions based upon the age attained on the actual Early Retirement Date and without the need for Plan Administrator approval of the Early Retirement Date).
(c)For purposes of the Plan, "Change of Control" means the first of the following events to occur:
(i)Change in Ownership of Stock. Any person, entity or group of persons purchases or acquires, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of Company stock that, together with stock already held by such person, entity, or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.
(ii)Change in Effective Control. Either of the following occurs, representing a change in effective control of the Company:
(I)Voting Power. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of-the most recent acquisition by the person or group) ownership of Company stock constituting 30% or more of the total voting power of Company stock; or
(II)Board Composition. A majority of the members of the Company's Board of Directors is replaced during any period of 12 consecutive months by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors prior to the date of the appointment or election.
(iii)Change in Ownership of Assets. Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) Company assets that have a total gross fair market value equal to or greater than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Gross value means the value of the assets determined without regard to any liabilities associated with such assets. A Change of Control does not occur to the extent that ownership of assets is transferred to:
(I)a Company shareholder (immediately before the asset transfer) in exchange for or with respect to his or her Company stock;
(II)an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by the Company;
(III)a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of the Company;
(IV)an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (III).
(iv)Interpretation. These provisions related to Change in Control shall be interpreted and applied in a manner that is consistent with Department of Treasury regulations under Code Section 409A.
ARTICLE VII.
CLAIMS PROCEDURES
7.01 Submission of Claim. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, any person claiming through the Participant including but not limited to a Beneficiary (“Claiming Party”), shall make a written request for benefits under this Plan, mailed or delivered to the Compensation Department or its successor department. The Compensation Department or its successor department shall review and make a determination with respect to such claim.
7.02 Denial of Claim. If a claim for payment of benefits is denied in full or in part, the Compensation Department or its successor department shall provide a written notice to the Claiming Party within ninety (90) days setting forth: (a) the specific reasons for denial; (b) any additional material or information necessary to perfect the claim; (c) an explanation of why such material or information is necessary; and (d) an explanation of the steps to be taken for a review of the denial. A claim shall be deemed denied if the Compensation Department or its successor department does not take any action within the aforesaid ninety (90) day period.
7.03 Review of Denied Claim. If the Claiming Party desires the Plan Administrator review of a denied claim, the Claiming Party shall notify the Plan Administrator in writing within sixty (60) days after receipt of the written notice of denial. As part of such written request, the Claiming Party may request a review of the Plan document or other non-privileged documents relevant to the claim, may submit any written issues and comments, and may request an extension of time for such written submission of issues and comments.
7.04 Decision upon Review of Denied Claim. The decision on the review of the denied claim shall be rendered by the Plan Administrator within sixty (60) days after receipt of the request for review. If circumstances require, the Plan Administrator may take up to an additional sixty (60) days to render its decision. The decision shall be in writing and shall state the specific reasons for the decision, including reference to specific provisions of the Plan on which the decision is based.
ARTICLE VIII.
TRUST
8.01 Establishment of the Trust. The Company may establish a trust, provided that any trust created by the Company, and any assets held by such trust to assist the Company in meeting its obligations under this Plan, shall be structured in a way to avoid immediate taxation to Participants in the Plan. The

Company reserves the absolute right, in its sole and exclusive discretion, to direct (or refrain from directing) the transfer over to the trust of such assets to the extent the Company deems advisable, provided that no such transfer, trust or other arrangement entered into by the Company shall affect the status of the Plan as unfunded for purposes of ERISA or the Code.
8.02 Interrelationship of the Plan and the Trust. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to the trust. The Company shall at all times remain liable to carry out its obligations under the Plan. The Company’s obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce the Company’s obligations under this Plan.
8.03 Administration of Trust Assets. The Company’s Compensation Department or its successor department shall direct the trustee regarding the investment of trust assets.
ARTICLE IX.
PLAN ADMINISTRATION
9.01 Plan Administrator. The Compensation, People and Culture Committee of the Board or its successor is the “Plan Administrator.”
9.02 Powers and Authority of the Plan Administrator. The Plan Administrator shall have the authority and responsibility and all powers necessary to carry out the provisions of the Plan and to control and manage the operation and administration of the Plan. The Plan Administrator has discretionary authority to construe and interpret the provisions of the Plan.
9.03 Delegation of Powers and Authority. The Plan Administrator may, but is not obligated to, delegate to any person, employee, department, committee or third party service provider all or any portion of its duties and responsibilities as Plan Administrator. To the extent the Plan Administrator delegates fiduciary duties and obligations, such delegation shall be done in writing (including a written action delegating authority or a written services agreement). The Compensation Department or its successor department shall be responsible for the day-to-day administration and operation of the Plan in accordance with its terms and is authorized to take such actions as may be necessary to fulfill its responsibilities, including, but not limited, to engaging third party service providers to assist with Plan administration.
9.04 Reliance on Opinions. The person or entity authorized to act under this Plan shall be entitled to rely on all certificates and reports made by any duly appointed accountants, and on all opinions given by any duly appointed legal counsel, including legal counsel for the Company.
9.05 Information. The Plan Administrator and/or Compensation Department shall be provided with such pertinent information as may be necessary for the effective administration of the Plan, including but not limited to the compensation of Participants and the date and circumstances of the termination of employment or death of a Participant.
9.06 Indemnification. To the extent permitted by applicable law, the Company hereby indemnifies any Company employee who carries out any responsibilities under the Plan, and holds them harmless from the effects, consequences, expenses, attorney fees and damages of their acts or conduct in such capacity, except to the extent that such consequences are the result of their own willful misconduct or breach of good faith. Such indemnification shall be in addition to any other rights such employee may have as a matter of law, or by reason of any insurance or other indemnification.
ARTICLE X.
MISCELLANEOUS
10.01 No Employment Contract. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between the Company or a subsidiary or affiliate and an Executive. Nothing in this Plan shall be deemed to give an Executive the right to be retained in the service of the Company or its subsidiaries or affiliates or to interfere with any right of the Company or its subsidiaries or affiliates to discipline or discharge the Executive at any time, with or without cause or with or without notice.

10.02 Employee Cooperation. An Executive will cooperate with the Company or Plan Administrator by furnishing any and all information reasonably requested by the Company or Plan Administrator and take such other actions as may be requested to facilitate Plan administration and the payment of benefits hereunder.
10.03 Illegality and Invalidity. If any provision of this Plan is found illegal or invalid, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had not been included herein.
10.04 Required Notice. Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Company or Plan Administrator, such notice shall be addressed to Nordstrom, Inc. c/o Compensation Department, at 1600 Seventh Avenue, Ste. 2500, Seattle, Washington 98101. If notice is to be given to a Participant, such notice shall be hand-delivered to the Participant or may be mailed to the last known address of the Participant on the Company’s Human Resources records. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
10.05 Interest of Participant’s Beneficiary. The interest in the benefits hereunder of a spouse or registered domestic partner of a Participant who, at any time prior to the death of the Participant, ceases to be the spouse or registered domestic partner of the Participant (whether by death, dissolution, annulment, separation, divorce or, in the case of a Life Partner, the termination of the life partnership), shall automatically pass to the Participant unless the spouse is required to be treated as the “Surviving Spouse” pursuant to a court order meeting the requirements of a Qualified Domestic Relations Order, applying rules analogous to those under Code Section 414(p). A former spouse or registered domestic partner may not transfer his or her interest in the Plan in any manner, including, but not limited to, by his or her will, nor shall such interest pass under the laws of intestate succession.
10.06 Tax Liabilities from Plan. If an Executive’s participation in this Plan generates a state or federal tax liability to the Participant prior to commencement of benefit payments (including a tax liability under Section 409A of the Code), the Plan Administrator may exercise its discretion to authorize a distribution of funds in an amount not to exceed the amount needed to satisfy such liability (including additions to tax, penalties and interest). A distribution under this provision is solely at the discretion of the Plan Administrator, and the Executive may not elect, directly or indirectly, to accelerate payment. The Executive’s tax liability shall be measured by using that Executive’s then current highest federal, state and local marginal tax rate, plus the rates or amounts for the applicable additions to tax, penalties and interest. Such a distribution shall affect and reduce the benefits to be paid under Articles III and V hereof.
10.07 Benefits Nonexclusive. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its subsidiaries and affiliates. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.
10.08 Discharge of Company Obligation. The payment of benefits under the Plan to a Participant or Beneficiary shall fully and completely discharge the Company from all further obligations under this Plan with respect to a Participant, and participation shall terminate upon such full payment of benefits.
10.09 Costs of Enforcement. If any action at law or in equity is necessary to enforce the terms of the Plan, the Company or Plan Administrator shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.
10.10 Gender and Case. Unless the context clearly indicates otherwise, masculine pronouns shall include the feminine and singular words shall include the plural and vice versa.
10.11 Titles and Headings. Titles and headings of the Articles and Sections of the Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of the Plan document.
10.12 Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.
10.13 Code Section 409A: The Company intends that the Plan comply with the requirements of Code Section 409A and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A and shall have no liability to any Participant for any failure to comply with Code Section 409A.
10.14 Dispute Resolution: Any disputes related to this Plan other than a claim for benefits subject to the provisions of Article VII shall be resolved through mutually binding arbitration as outlined in Nordstrom’s Dispute Resolution Program, the terms of which are incorporated by reference into this Plan. Any legal action related to a claim for benefits must be initiated within one (1) year after the Plan Administrator has issued its final decision on review and must be filed in the United States District Court for the Western District of Washington.